Exhibit 99.1

eFFECTOR Therapeutics and Locust Walk Acquisition Corp. Announce Merger Agreement to Create Publicly Listed, Next-Generation Oncology Company Developing New Class of Cancer Therapies

•	Gross proceeds expected to include $60 million from a committed PIPE and up to $175 million held in trust

•	Anticipated cash resources will fund eFFECTOR’s pipeline advancement through multiple clinical milestones

•	Merger expected to be completed in third quarter of 2021; combined company expected to be listed on Nasdaq under the ticker “EFTR”

•	Webcast to discuss the proposed transaction scheduled for Thursday, May 27th at 9:00 am ET

SAN DIEGO, May 27, 2021 – eFFECTOR Therapeutics, Inc. (eFFECTOR), a biopharmaceutical company focused on pioneering the development of selective translation regulation inhibitors (STRIs) for the treatment of cancer, and Locust Walk Acquisition Corp. (NASDAQ: LWAC), a blank-check company formed for the purpose of acquiring or merging with one or more businesses, today announced they have entered into a definitive merger agreement. Upon closing of the transaction, anticipated to occur in the third quarter of 2021, the combined company will be named eFFECTOR Therapeutics, Inc. and will be led by Steve Worland, Ph.D., president and CEO. The combined company’s common stock is expected to be listed on the Nasdaq Capital Market under the ticker symbol “EFTR”.

“This milestone is the beginning of a significant new chapter in eFFECTOR’s history, as we build on our strong scientific foundation as leaders in the development of selective translation regulator inhibitors as a new class of therapies for cancer,” said Dr. Worland. “We’re entering into this transaction to accelerate eFFECTOR’s growth with the goal of delivering a new class of medicines to help drive improved health outcomes for people with cancer. We are excited to be selected by the management and board of LWAC, whose members have vast experience as investors and operating executives in the biotechnology industry.”

“After evaluating more than 90 biotech companies, eFFECTOR emerged as the best choice for our business combination,” stated Chris Ehrlich, CEO and director of LWAC. “eFFECTOR is at the cutting-edge of targeting translation regulation, which has the potential to simultaneously address multiple drivers of cancer. We are confident that the highly experienced management team with a track record of pipeline advancement and business accomplishments are prepared to lead eFFECTOR as a publicly listed company. This transaction positions eFFECTOR to reach important value inflection points for our impressive list of stakeholders.”

The transaction includes up to $175 million in trust at LWAC (less any redemptions by existing LWAC stockholders) and a concurrent, fully committed $60 million PIPE financing of common stock issued at $10.00 per share from new and existing leading healthcare investors including founding Series A investors Abingworth, SR One, The Column Group and U.S. Venture Partners, as well as Altitude Life Science Ventures, Sectoral Asset Management, Pfizer Ventures, Alexandria Venture Investments, BioMed Ventures and Osage University Partners.

Proceeds from the transaction are expected to provide eFFECTOR with the capital to further develop its pipeline, advancing it through multiple clinical milestones, including the following:

•

Report topline data from the randomized Phase 2b KICKSTART clinical trial of eFFECTOR’s lead product candidate, tomivorsertib, an oral small-molecule inhibitor of mitogen-activated protein kinases 1 and 2 (MNK) 1/2, in combination with pembrolizumab in metastatic non-small cell lung cancer (NSCLC), both in the frontline extension and frontline settings; this study is open for enrollment.

•	Initiate multiple Phase 2a expansion cohorts for zotatifin, a small-molecule inhibitor of eIF4A, in patients with breast cancer and NSCLC in the second half of 2021.

•	Support expansion of both tomivosertib and zotatifin into additional indications.

Key Transaction Terms

Upon the closing of the business combination, and assuming no redemptions of shares of LWAC by its public stockholders, eFFECTOR would be expected to have cash resources of approximately $210 million (less any redemptions), and a total enterprise valuation of $419 million.

The boards of directors of both eFFECTOR and LWAC have unanimously approved the proposed transaction, which is expected to be completed in the third quarter of 2021. The closing of the transaction is subject to approval of LWAC shareholders and the satisfaction or waiver of certain other customary closing conditions.

Additional information about the transaction will be provided in a Current Report on Form 8-K to be filed by LWAC with the Securities and Exchange Commission (SEC) and will be available on the SEC’s website at www.sec.gov. In addition, LWAC intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Advisors

Credit Suisse and Stifel are acting as lead PIPE placement agents, and Credit Suisse is also acting as capital markets advisor to eFFECTOR. Locust Walk Securities is also acting as PIPE placement agent. Latham & Watkins LLP is acting as legal counsel to eFFECTOR. Cantor Fitzgerald is acting as the lead capital markets advisor to LWAC. JMP Securities and Mizuho Securities are also acting as capital markets advisors to LWAC. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is serving as legal counsel to LWAC.

Investor Webcast

The management teams of eFFECTOR and LWAC will host a webcast today, Thursday, May 27 at 9:00 a.m. ET to provide a brief overview of eFFECTOR and the proposed transaction. The webcast can be accessed here: http://public.viavid.com/index.php?id=145087

In addition, the link will be available on eFFECTOR’s website at www.effector.com and LWAC’s website at www.locustwalkacquisitioncorp.com.

About eFFECTOR

eFFECTOR is a clinical stage biopharmaceutical company focused on pioneering the development of a new class of oncology drugs referred to as selective translation regulator inhibitors (STRIs). eFFECTOR’s STRI product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase 1/2 (MNK 1/2). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select messenger RNA into proteins that are frequent culprits in key disease driving processes. Each of eFFECTOR’s product candidates is designed to act on a single protein that drives the expression of multiple functionally related proteins, including oncoproteins and immunosuppressive proteins in T cells, that together control tumor growth, survival and immune evasion. eFFECTOR’s lead product candidate, tomivosertib, is a MNK 1/2 inhibitor. KICKSTART, a randomized, double-blind placebo controlled Phase 2b trial of tomivorsertib in NSCLC in combination with pembrolizumab is currently open for enrollment. Zotatifin, eFFECTOR’s inhibitor of eIF4A, is currently in the dose-escalation portion of a Phase 1/2 trial, with Phase 2a expansion cohorts expected to initiate in the second half of 2021. eFFECTOR has a global collaboration with Pfizer to develop inhibitors of a third target, eIF4E. eFFECTOR plans to evaluate zotatifin as a potential host-directed anti-viral therapy in patients with mild to moderate COVID in collaboration with University of California, San Francisco, under a $5 million grant sponsored by the Defense Advanced Research Projects Agency.

About Locust Walk Acquisition Corp.

Locust Walk Acquisition Corp. (NASDAQ: LWAC) is a blank-check company formed for the purpose of entering a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Locust Walk Acquisition Corp. and eFFECTOR Therapeutics, Inc. All statements other than statements of historical facts contained in this press release, including statements regarding LWAC or eFFECTOR’s future results of operations and financial position, the amount of cash expected to be available to eFFECTOR after the closing and giving effect to any redemptions by LWAC stockholders, eFFECTOR’s business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated products and expected use of proceeds, are forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to, the following risks relating to the proposed transaction: the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of LWAC’s securities; the failure to satisfy the conditions to closing the transaction, including the approval by the stockholders of LWAC and the receipt of certain governmental and regulatory approvals; the risk that some or all of LWAC’s stockholders may redeem their shares at the closing of the transaction; the effect of the announcement or pendency of the transaction on the eFFECTOR’s business relationships and business generally; the outcome of any legal proceedings that may be instituted related to the transaction; the ability to realize the anticipated benefits of the transaction; eFFECTOR may use its capital resources sooner than it expects; and the risks associated with eFFECTOR’s business set forth in the Appendix to the investor presentation filed as an exhibit to the Current Report on Form 8-K filed by LWAC discussed above . Moreover, eFFECTOR operates in a very competitive and rapidly changing environment. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond LWAC’s and eFFECTOR’s control, you should not rely on these forward-looking statements as predictions of future events. The foregoing list of factors is not exclusive, and you should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of LWAC’s Annual Report on Form 10-K and other documents filed by LWAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law. LWAC and eFFECTOR assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither LWAC nor eFFECTOR gives any assurance that either LWAC or eFFECTOR or the combined company will achieve its expectations.

Important Information for Investors and Stockholders

This press release relates to a proposed transaction between LWAC and eFFECTOR. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. LWAC intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of LWAC, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all LWAC stockholders. LWAC also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of LWAC are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by LWAC through the website maintained by the SEC at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from LWAC upon written request to Locust Walk Acquisition Corp., c/o eFFECTOR, 11120 Roselle Street, Suite A, San Diego, CA 92121, Attn: Secretary, or by calling (858) 925-8215.

Participants in the Solicitation

LWAC and eFFECTOR and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from LWAC’s stockholders in connection with the proposed transaction. A list of the names of the directors and executive officers of LWAC and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Contacts:

Investors:

Stephanie Carrington

Westwicke, an ICR Company

646-277-1282

Stephanie.Carrington@westwicke.com

Media:

Heidi Chokeir, Ph.D.

Canale Communications

619-203-5391

heidi.chokeir@canalecomm.com